Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 28th day of December 2009, by and between Liberman Broadcasting, Inc., a Delaware corporation (the “Company”), and Winter Horton (the “Employee”).

WHEREAS, Company and Employee both desire to enter into an employment relationship and believe it to be in their mutual interest to set forth in writing all the terms and conditions thereof; and

WHEREAS, this Agreement shall govern the employment relationship between the parties from and after the date stated above and supersedes and negates all previous agreements made between the parties, whether written or oral, relating to Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained below, the parties agree as follows:

I. EMPLOYMENT.

A. POSITION. The Company hereby engages Employee on an exclusive basis to render personal services as a Chief Operating Officer of the Company and its respective subsidiaries (collectively the “LBI Entities”). Employee shall perform such duties and have such responsibilities related to his position as Chief Operating Officer as assigned from time to time by the Company. Employee shall report to the Company’s Chief Executive Officer, President and Chairman, and it is expected that, among his duties, he will carry out such functions as are assigned to him by the Chief Executive Officer, President and Chairman. Employee hereby accepts such employment and agrees to devote his full employment energies, interest, abilities and time to the performance of Employee’s duties to the Company. Employee shall promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the reasonable instructions, directions, requests, rules and regulations of the Company in connection with the performance of Employee’s duties.

The parties acknowledge and agree that Employee’s services are expected to include services for or with respect to the Company’s direct and indirect subsidiaries, including LBI Media, Inc., and that pursuant to practices established or maintained by the Company and its subsidiaries, the payments to Employee under this Agreement may be made by one or more of the Company’s subsidiaries, including LBI Media, Inc..

B. TERM. The initial term of employment under this Agreement shall be for a period commencing on January 1, 2010 (the “Effective Date”) and continuing, subject to the provisions of this Agreement, until December 31, 2014.

C. EXCLUSIVE NATURE OF SERVICES. During the term of this Agreement, Employee’s services shall be exclusive in the field of electronic communication (including, without limitation, all forms of radio and television).

II. COMPENSATION.

A. SALARY. During the initial term of this Agreement, the Company shall pay to Employee a salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum (less taxes and required withholdings). Employee’s salary shall be paid periodically in accordance with the Company’s normal payroll practices. Assuming Employee’s continued employment, the annual rate of salary shall increase by five percent on January 1, 2011 and each January 1 thereafter during the term of this Agreement.

B. BONUS. For each calendar year during the term of this Agreement, the first such period to commence on January 1, 2010, in the event that Employee has remained in the position of Chief Operating Officer until the last day of December, 2010 and each December thereafter during the term of this Agreement and has performed fully all material obligations under this Agreement, Company may in its discretion pay to Employee a bonus in an amount up to Seventy-Five Thousand Dollars ($75,000). The amount of each such bonus, if any, shall be determined by the Company’s Board of Directors in its sole discretion according to the achievement by Employee of annual objectives set by the Board and the general performance of the Company as determined by the Board.

Employee’s interest in any bonus under this Section II.B shall not vest until the date upon which the Company would be obligated to tender payment for the particular bonus. Any bonus earned under this section shall be paid to Employee within 30 days of the close of the applicable calendar year for which the bonus is calculated. In the event Employee contends that any bonus has not been properly paid under this Agreement, Employee shall give written notice to the Company, and the Company shall have thirty (30) days to cure any defect in Employee’s bonus payment.

Notwithstanding anything to the contrary above, if and to the extent required under stock exchange rules or law, following an initial public offering of the common stock of the Company, the Employee’s bonus shall be determined by a compensation committee or in such other manner as the Company determines satisfies such applicable rules or laws.

C. HEALTH AND LIFE INSURANCE. During the term of this Agreement, the Company shall pay (i) all necessary premiums for Employee and his dependents to participate in any medical insurance plan and dental insurance plan that may then be available to employees of the Company, and (ii) premiums of up to $1,800 per year on a policy of life insurance on the life of Employee, the beneficiary of which shall be named by Employee. Currently, the group health plan for the Company’s employees is provided by Guardian. The Company reserves the right to change the insurance carrier and the level and amount of insurance benefits available to employees of the Company, and reserves the right to terminate said benefits at any time.

D. EXPENSES. The Company shall reimburse Employee, pursuant to the Company’s expense policies, for reasonable expenses incurred in the performance of Employee’s duties as Chief Operating Officer. Such expenses may include reasonable business client entertainment expenses. Any question about the reasonableness of an expense shall be resolved by the Company’s President in the President’s sole discretion.

E. OPTION GRANT. The Company shall grant Employee an option (the “Option”) to purchase shares of the Company’s Class A common stock representing, on a fully diluted basis as of the date of the grant, two and one-quarter percent (2.25%) of the outstanding shares of the Company’s common stock. Assuming Employee’s continued employment, the Option shall vest and become exercisable in five equal annual installments (0.45%) on the last day of December of each year, commencing with December 31, 2010. The exercise price of the Option shall be the fair market value per share of the Company’s common stock as of the date of grant, as determined under the most recent valuation conducted by the Company prior to the date of this Agreement. The Option shall be granted pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan (the “Plan”), and shall be subject to the terms and conditions (including but not limited to terms and conditions regarding adjustments in the event of changes in the Company’s capital structure) generally applicable to option grants under the Plan.

F. OTHER BENEFITS. Employee shall be entitled during the term of this Agreement to participate in benefit plans or policies generally applicable to employees of the Company, including but not limited to, all retirement, deferred compensation and similar plans and programs generally available to other employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs.

III. TERMINATION PRIOR TO EXPIRATION OF AGREEMENT.

A. DISABILITY. If Employee becomes disabled due to sickness or accident during the term of this Agreement and is no longer able to perform the essential functions of the job with or without reasonable accommodation, and such disability continues for more than ten (10) consecutive weeks, the Company, in its sole discretion, may either (1) suspend Employee’s obligation to render services hereunder and the Company’s obligation to pay Employee under the terms of this Agreement during the continuation of such disability, or (2) terminate this Agreement immediately; provided, however, that nothing in this agreement shall limit Employee’s right to any disability leave provided under the California Pregnancy Disability Leave law or similar applicable law. If Employee is terminated as the result of disability, the Company shall not be obligated to make any further payments to Employee hereunder, except amounts due as salary and bonuses earned at the time of such termination.

B. RESIGNATION OR DEATH. The Employee may resign his position at any time. In the event of Employee’s resignation or death during the term of this Agreement, this Agreement shall terminate and the Company shall have no further obligation to Employee or Employee’s surviving spouse, estate or legal representatives, except amounts due as salary and bonuses earned at the time of such termination.

C. TERMINATION FOR CAUSE. The Company may terminate this Agreement at any time for “Cause” as hereinafter defined. “Cause” shall be determined by the Board of Directors of the Company (the “Board”) and shall mean any of the following: (1) personal dishonesty by Employee involving Company business; (2) breach of fiduciary duty by Employee to the Company involving personal profit; (3) commission of a felony by Employee which in the Company’s judgment has or may have an adverse effect on the Company’s business or reputation; (4) Employee’s use of any illegal drug, narcotic, or excessive amounts of alcohol (as determined by the Company in its discretion) on Company property or at a function where Employee is working on behalf of the Company; (5) Employee’s willful refusal to comply with reasonable requests made of Employee by the Board, the Company’s Chief Executive Officer, the Company’s President, or the Company’s Chairman; (6) a breach by Employee of any material provision of this Agreement; or (7) a breach by Employee of Section III(D) of this Agreement.

If the Company terminates this Agreement for cause, the Company shall not be obligated to make any further payments to Employee hereunder, except amounts due as salary and bonuses earned at the time of such termination, and any outstanding portion of the Option or any other equity award shall be immediately forfeited, regardless of whether it was then exercisable.

D. PUBLIC MORALS. If Employee commits any act or becomes involved in any situation, or occurrence, which degrades Employee in society, or brings Employee into public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends the community, or which reflects negatively upon Employee, the Company, a sponsor or a licensee of the Company’s stations, or if publicity is given to any such conduct, commission or involvement on the part of Employee, which occurred prior to the date of this Agreement, the Company shall have the right to terminate this Agreement immediately.

E. FORCE MAJEURE. If during the term of this Agreement, due to labor disputes, government regulations, or because of the failure of broadcasting facilities due to war or other calamity (collectively, “Force Majeure”) the Company in good faith believes it is unable to utilize Employee’s services, the Company shall have the right upon twenty-four (24) hours prior notice to Employee to suspend Employee’s services for the duration of such Force Majeure, or for any part thereof, and no compensation will be paid or accrue to Employee during any such period of suspension; provided that such suspension shall end as soon as such Force Majeure terminates.

F. TERMINATION WITHOUT CAUSE. The Company may terminate Employee’s employment at any time without Cause or Employee’s disability. In the event the Company terminates Employee’s employment without Cause or Employee’s disability during the term of this Agreement, this Agreement shall terminate and the Company shall have no further obligation to Employee or Employee’s surviving spouse, estate or legal representatives, except that (1) the Company shall pay Employee any amounts due as salary and bonuses earned at the time of such termination, (2) the Company shall continue the payment of Employee’s base salary for a period of one year following such termination, and (3) during the post-employment exercise period provided under the Company’s option plan with respect to the Option, the Employee shall be entitled to exercise the then-vested portion of the Option.

IV. RIGHTS TO COMPANY MATERIALS, CONFIDENTIALITY.

A. Employee agrees that all lists, materials, books, files, reports, correspondence, records, communications and other documents and information provided by, prepared by, or made available by any LBI Entity to Employee in connection with his services hereunder (“Company Materials”) shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof. All Company Materials and confidential information relating to the Company or its operations shall remain the property of the Company and shall not be disclosed by Employee to any other party. In consideration for employment with the Company and in exchange for the consideration provided for by this Agreement, Employee specifically agrees that after termination of Employee’s employment with the Company for any reason, Employee shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use or communicate or divulge any Company Materials or confidential information, knowledge or data to anyone other than the Company and those specifically designated by it. Employee acknowledges and agrees that, as a condition of employment, Employee will be required to execute a stand-alone Confidentiality and Non-Disclosure Agreement, prior to performing any services pursuant to this Agreement.

V. INJUNCTIVE RELIEF.

A. Employee acknowledges that the services Employee is to render to Company are of a special, peculiar and extraordinary character that gives them a unique value, the loss of which cannot be reasonably or adequately compensated for in damages in a legal action. It is further expressly acknowledged and agreed that the Company will or would suffer irreparable injury if Employee were to fail to perform services required under this Agreement and that the Company would by reason of that injury be entitled to injunctive relief in a court of appropriate jurisdiction in addition to any other rights or remedies which may be available to the Company. Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Employee from competing with the Company in violation of this Agreement.

VI. SOLICITING EMPLOYEES.

A. Employee promises and agrees that Employee will not, during the term of this Agreement or for a period of twelve (12) months thereafter, directly or indirectly solicit any employees of the Company having an annual rate of income from the Company of twenty-four thousand dollars ($24,000.00) or more, to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, including, but not limited to, any radio station or television station broadcasting within a one hundred fifty (150) mile radius of Los Angeles, California.

VII. ARBITRATION.

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or association with any LBI Entity or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole arbitrator selected from Judicial

Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. The Arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court).

VIII. MISCELLANEOUS.

A. ENTIRE AGREEMENT; WAIVER; MODIFICATION. This instrument constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof including, without limitation, that certain Employment Agreement entered into as of December 18, 2002, as amended, by and between LBI Holdings I, Inc. and Employee, and both parties expressly acknowledge that any and all obligations to Employee with respect to any such prior agreements have been satisfied in full. This Agreement may only be modified, amended or waived by written instrument executed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

B. RIGHTS CUMULATIVE. The Company’s rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights; likewise, the Company’s rights hereunder are in addition to any other rights of the Company at law or in equity.

C. COMMUNICATIONS. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at Employee’s address as it appears on the records of the Company or addressed to the Company at its principal office at 1845 Empire Avenue, Burbank, California 91504. Either party may change the address at which notice shall be given by written notice given in the above manner.

D. SAVINGS CLAUSE. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

E. GOVERNING LAWS. This Agreement shall be governed as to its validity and effect by the laws of the State of Texas without regard to principles of conflict of laws.

F. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.

G. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

H. SURVIVAL. Sections IV, V, VI, VII, and VIII of this Agreement shall survive the termination of this Agreement.

I. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company’s successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE	LIBERMAN BROADCASTING, INC.

/s/ Winter Horton	/s/ Lenard D. Liberman
Winter Horton	By: Lenard D. Liberman
Its: Chief Executive Officer and President

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